Exhibit 10.31

COMMERCIAL MARKETS HOLDCO, INC.

SECOND AMENDED AND RESTATED
LONG-TERM EQUITY INCENTIVE PLAN

Reflecting All Amendments Through October 21, 2002

COMMERCIAL MARKETS HOLDCO, INC.

SECOND AMENDED AND RESTATED
LONG-TERM EQUITY INCENTIVE PLAN

(Reflecting All Amendments Through October 21, 2002)

TABLE OF CONTENTS

		Page
	ARTICLE I

	ADOPTION OF PLAN AND PURPOSE

1.01	Adoption of Plan	1
1.02	Purpose of Plan	1

	ARTICLE 2

	DEFINITIONS

2.01	Definitions	1

	ARTICLE 3

	ADMINISTRATION OF THE PLAN

3.01	Administration of the Plan	4

	ARTICLE 4

	SHARES AVAILABLE UNDER THE PLAN

4.01	Maximum Shares Available Under the Plan	5
4.02	Other Share Limits	5
4.03	Payment Shares	6
4.04	Adjustments for Corporate Transactions	6

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	ARTICLE 5

	AWARDS

5.01	General	6
5.02	Types of Awards	6

	ARTICLE 6

	GENERAL PROVISIONS APPLICABLE TO AWARDS

6.01	Circumstances Under Which Awards are Forfeited	8
6.02	Section 83(b) Election	9
6.03	No Sale or Disposition Permitted	9
6.04	Agreements Evidencing Awards; Stock Certificates	10
6.05	Rights of Participants as Shareholders	11

	ARTICLE 7

	COMPANY’S OPTIONS TO REPURCHASE SHARES

7.01	Company’s Option Upon Termination of Employment or Service as an Outside Director	11
7.02	Company’s Option Upon Proposed Transfer or Other Disposition	12
7.03	Purchase Price Upon Exercise of Option	12
7.04	Payment for Shares	13
7.05	Change in Control	13

	ARTICLE 8

	FOREIGN PARTICIPANTS

8.01	Adjustment of Awards to Foreign Participants	13

	ARTICLE 9

	MISCELLANEOUS

9.01	Amendment	13
9.02	Termination	14
9.03	Participant’s Consent	14

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9.04	Effect on Other Plans	14
9.05	No Effect on Employment or Director Services; Acceptance of Authority	14
9.06	Withholding of Taxes	14
9.07	Severability	14
9.08	Successors	15
9.09	Construction of Plan	15
9.10	Gender and Number; Headings	15

	Annex I—Cash Flow Return On Investment Model

iii

Commercial Markets Holdco, Inc.

Second Amended and Restated
Long-Term Equity Incentive Plan

(Reflecting All Amendments Through October 21, 2002)

ARTICLE I

Adoption of Plan and Purpose

1.01 Adoption of Plan. Effective as of October 21, 2002, the Board of Directors of Commercial Markets Holdco, Inc., a Wisconsin corporation, adopted this Second Amended and Restated Long-Term Equity Incentive Plan. Under this Plan, Awards may be made to outside directors, officers and other key personnel of the Company and its Subsidiaries subject to the terms, conditions and restrictions set forth in the Plan. This Plan incorporates and supercedes all previous plans, programs and agreements of the Company under which Company Shares may be issued.

1.02 Purpose of Plan. The purpose of the Plan is to enhance the ability of the Company and its Subsidiaries to attract and retain outside directors, officers and other key personnel who are expected to make substantial contributions to the earnings and success of the Company and its Subsidiaries. This Plan provides a method whereby outside directors and key personnel of the Company and its Subsidiaries may participate in long-term appreciation in the value of shares of the Company, thereby giving such persons an additional incentive to remain employed by the Company and its Subsidiaries and to work for and contribute to its growth and success.

ARTICLE 2

Definitions

2.01 Definitions.

(a) Award. Any Restricted Share or Stock Option granted under the Plan.

(b) Cash Flow Return On Investment Value or CFROI Value. The value of a Company Share as of the most recent period ended as of the Friday closest to December 31 or June 30 or on such other date as determined by the Committee in good faith, calculated pursuant to the Cash Flow Return On Investment Model as incorporated by reference in its entirety and marked as Annex I to the Plan applying the terms set forth in the Total Business Return and Other Shareholder Value Manual dated November 17, 1998. Notwithstanding the foregoing, the Committee may appropriately adjust the CFROI Value for extraordinary events in a manner required to preserve (or prevent enlargement) of the benefits or potential benefits intended at the time of the grant of an Award. In each instance that the Committee establishes the CFROI Value of Company Shares, it shall document the basis upon which such valuation was established in sufficient detail that such valuation basis could, if the Committee so chose, be utilized on the next occurrence that the Committee establishes the CFROI Value of Company Shares.

(c) Chairman. The Chairman of the Board of Directors of the Company.

(d) Change in Control. A change in control will be deemed to have occurred with respect to all Participants on the first day any one of the following conditions is satisfied: (i) disposition of all or substantially all of the shares of the Company by sale or otherwise; (ii) a sale or other disposition of all or substantially all of the Company’s assets; (iii) a complete liquidation of the Company; or (iv) a merger, consolidation or reorganization of the Company with or involving another corporation other than a merger, consolidation or reorganization that would result in the securities of the Company outstanding immediately prior thereto representing at least 50% of securities of the surviving entity.

(e) Code. The Internal Revenue Code of 1986, as amended from time to time.

(f) Committee. The Compensation and Management Succession Committee of the Board of Directors of the Company.

(g) Company. Commercial Markets Holdco, Inc., a Wisconsin corporation, and any successor or affiliate which has adopted the Plan and any successor thereto. The Board of Directors of the Company, or such members authorized by the Board of Directors from time to time, shall act on behalf of the Company for purposes of the Plan.

(h) Company Shares. Shares of Class C common stock of the Company. For purposes of Article 7 (relating to the Company’s option to repurchase shares), “Company Shares” shall also include equity interests issued pursuant to section 4.04 of the Plan and any equity interests issued to Participants as a result of holding Company Shares acquired pursuant to the Plan.

(i) Custodian. An individual, an entity or a department designated by the Committee to hold Restricted Shares until such time as the restrictions are satisfied.

(j) Disability. For purposes of this Plan, “Disability” means the inability to perform the responsibilities of a Participant’s Employment due to physical or mental incapacity in circumstances in which the Participant qualifies for benefits under the Company’s or any Subsidiary’s (as applicable) long-term disability plan (if any) and has qualified for such benefits for a continuous period of at least 26 weeks.

(k) Employee. An individual who is employed by the Company or its Subsidiaries.

(l) Employment. Employment with the Company or its Subsidiaries.

(m) Fair Market Value. The fair market value of the Company Shares as determined by the Committee in good faith.

(n) Incentive Stock Option. Any Stock Option awarded to a Participant which meets the requirements of section 422 of the Code or any successor provision.

(o) Non-Qualified Stock Option. A Stock Option awarded to a Participant which does not meet the requirements of section 422 of the Code or any successor provision.

(p) Outside Director. A Director of the Company who is not an Employee.

(q) Participant. An Employee or Outside Director selected by the Committee to receive an Award under the Plan.

(r) Plan. This Plan, the Second Amended and Restated Commercial Markets Holdco, Inc. Long-Term Equity Incentive Plan, as herein set forth and as amended from time to time.

(s) Restricted Share. Company Shares awarded to a Participant subject to the terms, conditions and restrictions of the Plan.

(t) Retirement. Termination of Employment after (i) reaching age 55 and (ii) having at least ten years of combined service with the Company and its Subsidiaries and S.C. Johnson & Son, Inc.

(u) Stock Option. An Award to a Participant in the form of the right to purchase a specified number of Company Shares pursuant to the terms and conditions set forth in section 5.02(b).

(v) Subsidiary. Any entity, including, without limitation, a corporation or partnership, for which twenty percent (20%) or more of its equity capital is owned, directly or indirectly (through a Subsidiary(s)), by the Company.

(w) Termination by Mutual Agreement. Any termination of Employment mutually agreed to in writing by the Company and the Participant.

(x) Termination for Cause. Termination of Employment of a Participant as a result of (i) willful and gross misconduct on the part of the Participant which is demonstrably injurious to the Company; (ii) an act or acts which constitutes a crime under United States, state or local laws which affects the Company, or the Participant’s performance as an officer or Employee or which is demonstrably detrimental to the Company; or (iii) any breach of a fiduciary duty involving personal profit.

(y) Termination Without Good Reason. Any resignation or termination of Employment prior to Retirement by or at the request of the Participant (except for Termination by Mutual Agreement) unless the Participant is terminating Employment with the Company as a result of (i) Disability or (ii) a material diminution in the Participant’s duties or a reduction in the Participant’s annual base salary; provided that in considering whether a Participant’s base salary has been reduced, any reduction which is pursuant to an across-the-board or general salary reduction program affecting most similarly situated personnel is excluded.

ARTICLE 3

Administration of the Plan

3.01 Administration of the Plan. The Plan shall be administered by the Committee. In addition to the powers, rights and duties specifically granted to the Committee elsewhere in this Plan, the Committee shall have the following powers, rights and duties in administering the Plan:

(a) To determine (i) which Employees and Outside Directors shall become Participants and receive Awards, and the type and number of Awards to be granted to each Participant, (ii) the time or times at which such Awards shall be granted, (iii) the vesting schedule applicable to Awards, if any; (iv) provisions for acceleration of such vesting schedules and lapse dates in certain events; (v) provisions imposing restrictions on the transferability of stock acquired upon exercise of Stock Options, whether required by this Plan or applicable federal or state securities laws or imposed for other reasons and (vi) any other terms or conditions of an Award which are not inconsistent with the express provisions of the Plan.

(b) To adopt, amend or rescind any rules and regulations as necessary or advisable for the operation of this Plan and to take such other actions as may be required for the proper administration of this Plan in accordance with the terms hereof.

(c) To construe and interpret the Plan and any agreements entered into pursuant to the Plan.

(d) The Committee may delegate any of its powers, duties and rights set forth in paragraphs (a), (b) and (c) above, to the Chairman. The Committee and the Chairman may designate any other individual or individuals to carry out ministerial duties hereunder.

(e) Each action taken and decision made by the Committee or its designees within its authority shall be final, binding and conclusive on all Participants and their legal representatives. The members and designees of the Committee may rely upon any information, reports or opinions supplied to them by an officer of the Company or by the Company’s counsel, independent public accountants or other advisors, and shall be fully protected in relying upon any such information and advice. If the Committee cannot act for any reason, the full Board of Directors of the Company shall act in its place.

ARTICLE 4

Shares Available Under the Plan

4.01 Maximum Shares Available Under the Plan. Subject to section 4.04, the maximum number of Company Shares that may be awarded under this Plan and any other plan, program or agreement that may result in the issuance of Company Shares is 15% of the number of outstanding shares of all classes of common stock and preferred stock of the Company determined on a fully diluted basis, including Awards granted hereunder and awards granted under any other plan, program or agreement that may result in the issuance of Company Shares. In addition, any Awards granted under this Plan which are forfeited back to the Company because of the failure to meet an Award contingency or condition shall again be available for grant as a new Award under the Plan. Likewise, if any Stock Option is exercised by tendering Company Shares, either actually or by attestation, to the Company as full or partial payment in connection with the exercise of a Stock Option under this Plan, only the number of Company Shares issued net of the Company Shares tendered shall be deemed delivered for purposes or determining the maximum number of Shares available for grant under the Plan.

4.02 Other Share Limits. Subject to section 4.04, the maximum number of Company Shares that may be covered by Incentive Stock Options which are intended to comply with section 422 of the Code shall be 25% of the total Company Shares authorized. Furthermore, the aggregate Fair Market Value at the time of grant of the Company Shares issuable upon the exercise of Incentive Stock Options exercisable for the first time by an Employee Participant in any calendar year (under all option plans of the Company) shall not exceed $100,000 (or such other limit as may be required by the Code).

4.03 Payment Shares. Subject to the overall limitation on the number of Company Shares that may be delivered under the Plan, the Committee may use available Company Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company, including the plan of any entity acquired by the Company.

4.04 Adjustments for Corporate Transactions. The Committee may determine that a corporate transaction has affected the price per Company Share such that an adjustment or adjustments to outstanding Awards are required to preserve (or prevent enlargement of) the benefits or potential benefits intended at time of grant. For this purpose a corporate transaction will include, but is not limited to, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, spin-off, split-up, combination or exchange of shares, or other similar occurrence. In the event of such a corporate transaction, the Committee may, in such manner as the Committee deems appropriate, adjust (a) the number and kind of shares which may be delivered under the Plan pursuant to sections 4.01 and 4.02; (b) the number and kind of shares subject to outstanding Awards; and (c) the exercise price of outstanding Stock Options.

ARTICLE 5

Awards

5.01 General. The Committee shall determine the type or types of Awards to be made to each Participant and shall approve the terms and conditions of each Award. An Award may be granted singularly or in combination with another Award whereby exercise of one Award held by a Participant may serve as a contingency for receipt of the other Award by the Participant. Notwithstanding the foregoing, Restricted Shares shall not be awarded to Outside Directors.

5.02 Types of Awards.

(a) Restricted Shares.

(i) Nature of Restricted Shares. An Award of Restricted Shares entities the Participant to acquire, at such time or times as the Committee may determine, Company Shares subject to the restrictions described in Article 6 below and any restrictions to which the Award is subject pursuant to section 3.01(a). Restricted Shares may be awarded outright by the Committee or at a purchase price established by the Committee.

(ii) Acceptance of Award. A Participant who is granted a Restricted Share Award will have no rights with respect to such Award unless the Participant accepts the Award by executing such documents as the Committee deems necessary and paying the specified purchase price, if any, of the Company Shares granted pursuant to the Award.

(iii) Rights as a Shareholder. A Participant who receives Restricted Shares will have all the rights of a shareholder with respect to such Company Shares, including any voting and dividend rights if applicable, subject to the restrictions described in Article 6 below, and any other conditions imposed by the Committee at the time of grant. Dividends shall be paid to the Participant in the same manner, and contemporaneously with, the payment of dividends to shareholders of the Company owning Company Shares of the same class.

(iv) Restrictions. The restrictions on each grant of Restricted Shares will lapse at such time or times, and on such conditions, as the Committee may specify.

(b) Stock Options.

(i) Nature of Stock Options. A Stock Option shall confer on a Participant the right to purchase a specified number of Company Shares from the Company subject to the restrictions described in Article 6 below and any restrictions to which the Award is subject pursuant to section 3.01(a). Stock Options granted to Employees may be in the form of Incentive Stock Options or Non-Qualified Stock Options. Stock Options granted to Outside Directors shall be in the form of Non-Qualified Stock Options. Any grant or exercise of Incentive Stock Options shall comply with the provisions of section 422 of the Code.

(ii) Exercise. Any exercise of a Stock Option must be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by [a] any documents required by the Committee and [b] payment in full in accordance with paragraph (iii) below for the number of Company Shares for which the Stock Option is exercised.

(iii) Form of Payment for Shares Under Stock Option. The recipient of a Stock Option grant shall pay for the Company Shares at the time of exercise in cash or such other form as the Committee may approve including Company Shares valued at their CFROI Value on the date of exercise, or in a combination of forms.

Company Shares may not be surrendered to pay the exercise price of a Stock Option until such Company Shares have been held by the Participant for at least six months.

(iv) Rights as a Shareholder. A Participant shall not be deemed for any purpose to be a shareholder of the Company with respect to any of the Company Shares subject to Stock Options, unless and until the Stock Option shall have been exercised and, in addition, a certificate for Company Shares is actually issued and delivered to the Participant or Custodian, as applicable, in accordance with the terms of this Plan and the Award.

ARTICLE 6

General Provisions Applicable to Awards

6.01 Circumstances Under Which Awards are Forfeited.

(a) If a Participant ceases to be an Employee as a result of a Termination for Cause or a Termination Without Good Reason prior to the vesting date for any Award, such Participant shall forfeit and cease to have any interest in the Award (irrespective of when such Award was made), and the Company shall immediately have full ownership of all right, title and interest in and to the forfeited Awards as of the close of business on the day on which such Participant ceases to be an Employee of the Company. Any vested Stock Options which are unexercised at such termination of Employment must be exercised no later than the date of termination, unless a later date is specified in the Award agreement or approved by the Committee.

(b) In the case of termination from Employment with the Company due to death, Disability or Retirement, any outstanding Award shall thereupon vest, if the requirements of sections 5.02(a)(ii) and 5.02(b)(ii) have been fully met. Any vested Stock Options which are unexercised at such termination of Employment must be exercised within 90 days of termination, unless a later date is specified in the Award agreement or approved by the Committee.

(c) In the case of termination of Employment for any other reason, the Committee or its designees shall determine if Awards are forfeited as provided above. Any vested Stock Options which are unexercised at such termination of Employment must be exercised no later than the date of termination, unless a later date is specified in the Award agreement or approved by the Committee.

(d) In the case of a termination of services by an Outside Director due to death, Disability or Retirement, any outstanding Award shall thereupon vest, if the requirements of sections 5.02(a)(ii) and 5.02(b)(ii) have been fully met. Any vested Stock Options which are unexercised at such termination of services must be exercised within 90 days of termination, unless a later date is specified in the Award agreement or approved by the Committee. In the case of termination of services by an Outside Director for any other reason, the Outside Director shall, except as otherwise provided in the Award agreement or determined by the Committee, forfeit any unvested Awards and must exercise vested Stock Options which are unexercised at such termination of services no later than the date of termination of service as an Outside Director, unless a later date is specified in the Award agreement or approved by the Committee.

(e) The Company may, but shall not be required to, pay a Participant exercising a vested Stock Option pursuant to sections 6.01(a), (b), (c) or (d) above the difference between the exercise price and the Fair Market Value of the Company Shares subject to the Stock Option in lieu of and in full satisfaction of the exercise of such Stock Option in the event the Stock Option is exercised after the Participant’s death, Disability, termination of Employment for any reason or under any other circumstances. The Company shall return any payment made by the Participant pursuant to the exercise of such Stock Option in the event it elects to exercise its rights under this section 6.01(e).

(f) To the extent that Awards are not forfeited as set forth in this section 6.01 on or prior to the vesting date of an Award, the Awards shall cease to be subject to forfeiture on the vesting date for such Award, unless otherwise established by the Committee in the Award agreement.

6.02 Section 83(b) Election. As a condition of an Award of Restricted Shares under the Plan, a Participant shall agree, in such forrn as the Committee may determine, not to make or permit any election with respect to such Restricted Shares under section 83(b) of the Code (or any elective provision enacted after adoption of the Plan which would result in the payment of dividends with respect to Restricted Shares not being treated as a deductible compensation expense to the Company) unless an Award expressly states that an election under section 83(b) of the Code can be made by the Participant in respect to specific Restricted Shares specified in the Award.

6.03 No Sale or Disposition Permitted.

(a) A Participant shall not be permitted, in any manner or under any circumstances, to sell, transfer, pledge or otherwise dispose of any Company Shares related to an Award or any interest therein prior to six months after the vesting date with respect to such Company Shares, and in the event of any such purported sale, transfer, pledge or other disposition of any such Company Shares, all interest of the Participant and any purported transferor or successor in interest in such Company Shares shall be immediately forfeited and the Company shall become vested with full ownership of all right, title and interest in such Company Shares. Stock Options may not be sold, transferred, pledged or otherwise disposed of under any circumstances and any attempt thereat shall result in their forfeiture.

(b) No sale, transfer, pledge or other disposition of any Company Shares acquired pursuant to this Plan shall be made: (i) less than six months after such Company Shares were acquired through the vesting of Restricted Shares or the exercise of Stock Options, provided that in the case of Incentive Stock Options, no disposition of Company Shares acquired through the exercise of Incentive Stock Options may be made within two years of the date of the granting of such Incentive Stock Options (the “Restricted Disposition Period”); and (ii) without the Company having the option to acquire such Company Shares as set forth in section 7.02 of the Plan.

(c) The transfer of any interest in any Company Shares to any third party (i.e., any person or entity other than Participant or the Company), including Participant’s spouse, or the creation of any interest in any Company Shares in any third party, including Participant’s spouse, voluntarily or involuntarily, or by operation of law, including but not limited to marital property laws, or otherwise, will be deemed to be a sale or disposition of the affected Company Shares, which shall (i) result in a forfeiture of such affected Company Shares as set forth in section 6.03(a) above if occurring before the vesting date or (ii) shall give the Company an option to purchase such Company Shares under section 7.02 below if occurring after the vesting date.

(d) Notwithstanding section 6.03(c) above and the provisions of section 7.02 of this Plan, any creation of an interest in any Company Shares in Participant’s spouse by operation of marital property laws will not be deemed to be a sale or disposition giving rise to a forfeiture of such Company Shares or an option of the Company to purchase such Company Shares, provided that (i) all such Company Shares continue to be registered solely in Participant’s name and (ii) Participant maintains full management and control over all such Company Shares. If in the future either of subparagraphs (i) or (ii) in the preceding sentence shall cease to exist, then such cessation shall give rise to either a forfeiture or the Company’s option to purchase the affected Company Shares as set forth in section 6.03(c) above. The Company shall have the right, but shall not be required, to assume that the registered holder of the Company Shares has full management and control over such Company Shares and that Company Shares held in custody for the Participant under section 7.04 of this Plan are under the full management and control of such Participant.

6.04 Agreements Evidencing Awards; Stock Certificates.

(a) At the time of an Award to a Participant, the Company and the Participant shall execute a signed written agreement evidencing such Award and setting forth the Participant’s acceptance of the terms, conditions and restrictions relating to such Award.

(b) The Company shall issue stock certificates to the Participant evidencing Participant’s ownership of the Restricted Shares upon the Participant’s payment of any purchase price of such Restricted Shares. Such stock certificates shall contain a conspicuous legend, in a form satisfactory to the Committee, referring to the restrictions applying to the Award and shall be delivered to and held by the Custodian until the conditions of the Restricted Shares lapse, the Restricted Shares are forfeited, purchased by the Company, permitted to be sold, transferred or otherwise disposed of to a transferee as provided in section 7.02 of the Plan. Each Participant shall execute and deliver to the Custodian a stock power, duly endorsed to the Company, which stock power shall be held by the Custodian until the stock power is utilized to effect a transfer pursuant to this Plan.

(c) Stock certificates issued to a Participant upon exercise of a Stock Option or upon the date Restricted Shares become transferable shall carry an appropriate legend advising of the restrictions of Article 7 below.

6.05 Rights of Participants as Shareholders. A Participant shall not be deemed for any purpose to be a shareholder of the Company by virtue of participation in this Plan except to the extent that Company Shares have been issued to the Participant and, in addition, a certificate for Company Shares is actually issued and delivered to the Participant or Custodian, as applicable, pursuant to purchase or grant of Company Shares, Restricted Shares or exercise of Stock Options.

ARTICLE 7

Company’s Options to Repurchase Shares

7.01 Company’s Option Upon Termination of Employment or Service as an Outside Director. At such time as a Participant is no longer employed by the Company or a Subsidiary for any reason or serving as an Outside Director (or, if later, the date the Participant has held the Company Shares for at least the Restricted Disposition Period, the Company shall have the right to purchase any or all of the Company Shares owned by the Participant (including any Company Shares subsequently purchased through the Participant’s exercise of a vested Stock Option) which are not forfeited as a result of such termination of Employment or service as an Outside Director. The Company’s right to purchase shall extend to all Company Shares which have ceased to be subject to forfeiture on or prior to the date such Employment or service terminates. The Company shall have the right to purchase such Company Shares at the most recently computed CFROI Value (or at such other value provided under the terms of the Award) upon the giving of proper notice by the Company to the Participant. Such notice by the Company shall be sufficient if given in a registered or certified letter, return receipt requested, which is addressed to Participant at the address which appears in the shareholder records of the Company deposited in the United States mail within one year after the later of the expiration of the Restricted Disposition Period or the Secretary of the Company is notified at its principal place of business, of such termination of Employment or service as an Outside Director. In the case of a deceased Participant, it shall be sufficient that such notice be addressed to the deceased Participant at the address which appears in the shareholder records of the Company. On the exercise of such option, the Custodian shall deliver at once to the Company the stock certificates representing Company Shares, together with stock powers for the Company Shares purchased by the Company.

7.02 Company’s Option Upon Proposed Transfer or Other Disposition.

(a) A Participant may not sell, transfer, pledge or otherwise dispose of any Company Shares which he/she has held for less than the Restricted Disposition Period. If a Participant wishes to sell, transfer, pledge or otherwise dispose of any Company Shares which he/she has held for more than six months, the Participant shall first offer such Company Shares for sale in writing to the Company at the CFROI Value (or at such other value provided under the terms of the Award) and the Company shall have 60 days after actual receipt of said written offer by the Secretary of the Company, at its principal place of business, within which to accept it. The Company may accept such offer by depositing in the United States mail written notice to the Participant of exercise of its option to purchase the Company Shares, by registered or certified letter, return receipt requested. The notice to Participant shall be sent to the address which appears in the shareholder records of the Company.

(b) If any third party shall by any means acquire an interest in any Company Shares (other than (i) in a transfer permitted under this section as to which the Company received notice as required and did not exercise its option or (ii) in a transfer to a spouse pursuant to marital property laws so long as the circumstances described in subsections (i) and (ii) of section 6.03(d) above continue to exist), the Company shall have the right to purchase the Company Shares in which such interest is acquired, within 60 days following the date upon which the Secretary of the Company actually received written notice, at its principal place of business, from such third party claiming an interest in the Company Shares. The Company may exercise this option to purchase by depositing in the United States mail written notice to Participant of exercise of its option to purchase the Company Shares, by registered or certified letter, return receipt requested. The notice to Participant shall be sent at the address which appears in the shareholder records of the Company. The Company may also, but is not required to, send a copy of its notice of exercise of option to any third party claiming an interest in the Company Shares.

7.03 Purchase Price Upon Exercise of Option. The purchase price of Company Shares purchased by the Company upon exercise of an option under this Article 7 shall be the most recently computed, and Board of Directors approved, CFROI Value.

7.04 Payment for Shares. Payment by the Company for Company Shares purchased under its options set forth in this Article 7 shall be made by check or wire transfer promptly upon receipt of the stock certificates evidencing the Company Shares; provided that the Committee may determine to make partial or installment payments in circumstances when the Committee determines that payment in installments is appropriate. Appropriate deductions shall be made from all payments for all applicable federal, state, local and any other applicable withholding taxes. A Participant may elect, by written election filed at least one year prior to the date of exercise of an option pursuant to section 7.01, that in the event of termination due to Retirement, death or Disability, the Company’s purchase price will be paid in installments over a period not exceeding 15 years. In the case of installment payouts, unpaid purchase price shall accrue interest at the weighted average rate of the Company’s short-term and long-term borrowing rates determined and calculated as of the end of each calendar quarter. Interest shall be computed from the repurchase date and all interest accrued to date shall be paid at the time of each payment.

7.05 Change in Control. In order to preserve a Participant’s rights under an Award in the event of a Change in Control, the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (a) provide for the acceleration of any time period relating to the vesting or realization of the Award; (b) provide for the purchase of the Award for an amount of cash (the cash Committee at its discretion can provide any other form of consideration in lieu of cash) equal to the value of the Award that could have been realized upon the exercise or realization of the Award had the Award been currently exercisable or payable; (c) adjust the terms of the Award in a manner determined by the Committee to reflect the Change in Control; (d) cause the Award to be assumed, or new rights substituted therefor, by another entity; or (e) make such other provision as the Committee may consider advisable and in the best interests of the Company and its shareholders.

ARTICLE 8

Foreign Participants

8.01 Adjustment of Awards to Foreign Participants. Notwithstanding anything in this Plan to the contrary, any Award to any Participant who is subject to the tax or other laws of a foreign country may be adjusted by the Committee.

ARTICLE 9

Miscellaneous

9.01 Amendment. The Board of Directors and the Committee shall each have the right at any time, and from time to time, to amend in whole or in part any or all of the provisions of the Plan. No such amendment, however, shall materially and adversely affect the rights under the Plan of any Participant with respect to Awards granted prior to such amendment without the approval of such Participant.

9.02 Termination. The Plan shall continue in effect until terminated by resolution of the Board of Directors or the Committee. All rights and obligations under this Plan with respect to Awards made on or prior to termination shall continue beyond termination.

9.03 Participants’ Consent. Each Participant, by Participant’s acceptance of an Award hereunder, shall be deemed to have agreed to be bound by all the terms and conditions of this Plan as presently constituted and as may be amended from time to time.

9.04 Effect on Other Plans. In no event shall any Award, or any dividends thereon, or any payments made under this Plan be included in the compensation base for computing benefits under any other benefit plan now maintained or hereafter established by the Company, unless such Plan provides otherwise.

9.05 No Effect on Employment or Director Services; Acceptance of Authority. Neither the adoption of the Plan nor its operation shall in any way affect the right and power of the Company to dismiss or otherwise terminate the Employment or change the terms of Employment or amount of compensation of any Employee at any time for any reason with or without cause or to terminate the services of an Outside Director. The Committee may determine in specific instances whether or not a leave of absence results in a termination of Employment under the Plan.

9.06 Withholding of Taxes. The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due from the Company under the tax withholding provisions of the Code, any state or local tax act or other applicable law with respect to any Award made under the Plan and any dividend or other distribution paid with respect to any Company Shares, including any funds paid by the Company as the purchase price of Company Shares purchased under its option pursuant to Article 7 hereof. The Company may defer such payment or issuance unless it receives amounts sufficient for such withholding. A Participant may surrender Company Shares at their most recently computed CFROI Value to satisfy his/her withholding obligation (and any tax liability with respect to the surrendered Company Shares).

9.07 Severability. If any provision of this Plan or of an Award agreement shall be held illegal or invalid for any reason, such invalidity or illegality shall not affect the remaining provisions of the Plan or such agreement, and the Plan or agreement shall be construed or enforced as if the invalid provisions had never been set forth therein.

9.08 Successors. This Plan and any agreement executed under section 4.04 of the Plan shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the Company. The rights of a Participant under this Plan or any agreement executed under section 6.04 of the Plan are personal to such Participant and the Participant may not assign such agreement or sell, transfer, pledge or otherwise dispose of any rights of such Participant except in accordance with the provisions of this Plan. All obligations of this Plan and any agreement executed hereunder shall be binding upon the heirs, representatives and estate of the Participant.

9.09 Construction of Plan. This Plan shall be construed according to the laws of the State of Wisconsin and all provisions hereof shall be administered according to, and its validity shall be determined under, the laws of such state without regard to its conflicts of laws.

9.10 Gender and Number; Headings. Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply. Headings of numbered sections and numbered paragraphs of this Plan are inserted for convenience of reference and are not part of this Plan and are not to be considered in the construction hereof.